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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS

    We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 33-00000) and the related prospectus of Amati Communication Corporation (formerly ICOT Corporation) for the registration of 3,544,954 shares of its common stock and to the incorporation by reference therein of our reports dated April 14, 1995 (except for Note 11, as to which the date is August 4, 1995) with respect to the financial statements of Amati Communications Corporation ("Old Amati") included in the Registration Statement (Form S-4 33-66023) Registration Statement of Amati Communications Corporation (formerly ICOT Corporation) filed with the Securities and Exchange Commission.

                                                               Ernst & Young LLP

San Jose, California
February 21, 1996